Exhibit 99.1

February 25, 2015

Press Release

Kentucky Bank Parent Announces Dividend

Paris, Kentucky - Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today the quarterly dividend to shareholders. The payout will be 26 cents per share, up from 25 cents for the previous quarter. This payment will be made March 31 to shareholders of record March 20, 2015.

Our Board of Directors is pleased to reward our shareholders for their confidence with a 4% increase from the dividend declared in the first quarter of last year, said Louis Prichard, President and Chief
Executive Officer.

Kentucky Bank is headquartered in Paris and also has offices in 15 Kentucky communities. It ranks 13th in size among the 163 banks headquartered in the Commonwealth of Kentucky. Shares of the parent holding company trade under the symbol of KTYB.

Contact:  Gregory J. Dawson
          Chief Financial Officer